Exhibit 4.6

WARRANT ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS WARRANT ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into and effective as of June 21, 2022 by and among R1 RCM Holdco Inc., a Delaware corporation (f/k/a R1 RCM Inc.; f/k/a Accretive Health, Inc.) (“Old R1 RCM”), R1 RCM Inc., a Delaware corporation (f/k/a Project Roadrunner Parent Inc.) (“New R1 RCM”), and TCP-ASC ACHI Series LLLP, a Delaware limited liability limited partnership (“Holder”).

WHEREAS, Old R1 RCM previously issued to Holder a Warrant, dated as of February 16, 2016 (the “Warrant”), governing the Holder’s right to purchase up to a total of 60,000,000 shares of common stock, $0.01 par value per share, of Old R1 RCM (the “Old R1 RCM Common Stock”);

WHEREAS, Old R1 RCM and New R1 RCM are parties to that certain Transaction Agreement and Plan of Merger (the “Transaction Agreement”), dated as of January 9, 2022, with Project Roadrunner Merger Sub Inc., formerly a wholly owned subsidiary of New R1 RCM (“R1 Merger Sub”), Revint Holdings, LLC, a Delaware limited liability company (“Cloudmed”), Coyco 1, L.P., a Delaware limited partnership, Coyco 2, L.P., a Delaware limited partnership, and, solely for certain purposes set forth therein, NMC Ranger Holdings, LLC, a Delaware limited liability company, pursuant to which Old R1 RCM purchased Cloudmed and its affiliated entities;

WHEREAS, in connection with such acquisition and pursuant to the Transaction Agreement, R1 Merger Sub merged with and into Old R1 RCM with Old R1 RCM as the surviving entity, which resulted in (i) each issued and outstanding share of Old R1 RCM Common Stock being automatically exchanged into an equivalent corresponding share of common stock, $0.01 par value per share, of New R1 RCM (the “New R1 RCM Common Stock”), and (ii) Old R1 RCM becoming a wholly owned subsidiary of New R1 RCM;

WHEREAS, as a result of the foregoing, New R1 RCM is the successor issuer to Old R1 RCM pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended, and New R1 RCM will become a publicly traded company with the New R1 Common Stock listed on The Nasdaq Global Select Market under the ticker symbol “RCM”; and

WHEREAS, as a result of the foregoing, the parties hereto wish for Old R1 RCM to assign to New R1 RCM all of Old R1 RCM’s rights, interests and obligations in and under the Warrant and for New R1 RCM to accept such assignment, and assume all of Old R1 RCM’s obligations thereunder, in each case, effective upon the closing of the transactions contemplated by the Transaction Agreement (the “Closing”).

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Assignment and Assumption of Warrant. Old R1 RCM hereby assigns, and New R1 RCM hereby accepts and assumes, effective as of the Closing, all of Old R1 RCM’s rights, interests and obligations in and under the Warrant, and New R1 hereby accepts and assumes, effective as of the Closing, the due and punctual performance and observance of each and every covenant and condition of the Warrant to be performed and observed by Old R1 RCM. Unless the context otherwise requires, from and after the Closing, any references in the Warrant to: (i) the “Company” shall mean New R1 RCM; (ii) “Common Stock”, “Warrant Share” or “Warrant Shares” shall mean the New R1 Common Stock; (iii) the “Board of Directors” or the “Board” shall mean the board of directors of New R1 RCM and (iv) “Investor Rights Agreement” shall mean the Amended and Restated Investor Rights Agreement, dated as of June 21, 2022, by and among New R1 RCM, Old R1 RCM, the Holder and, solely for the purposes set forth therein, certain Investor Affiliates (as defined therein).

2. Acknowledgement. Holder acknowledges and agrees to the provisions set forth in Section 1 hereof.

3. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by email or exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

4. Confirmation of Warrant. Other than as expressly modified by this Agreement, all of the terms, covenants and other provisions of the Warrant are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

5. General Provisions. The provisions of Sections 11, 12, 13, 14 and 15 of the Warrant shall apply mutatis mutandis to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

R1 RCM INC.

By:	/s/ Joseph Flanagan
Name: Joseph Flanagan
Title: Chief Executive Officer

R1 RCM HOLDCO INC.

By:	/s/ Joseph Flanagan
Name: Joseph Flanagan
Title: Chief Executive Officer

TCP-ASC ACHI SERIES LLLP

By: TCP-ASC GP, LLC, its General Partner

By:	/s/ Glenn F. Miller
Name: Glenn F. Miller
Title: Vice President

Signature page to Warrant Assignment and Assumption Agreement